-FOR IMMEDIATE RELEASE -	Additional Information:
PO Box 218370	Larry Edwards x 200
Houston, TX 77218	Carl Schmidt x 203
281/492-0550
281/492-0615 -- fax

RELIABILITY INCORPORATED Announces Agreement to Sell Headquarters Building

HOUSTON, TEXAS, November 16, 2005 - Reliability Incorporated (the "Company", OTC Pink Sheets: REAL.PK), today announced that it had entered into an agreement to sell its Houston headquarters building. Terms of the agreement call for a "feasibility period" (as defined in the agreement) of 90 days during which the purchaser may inspect and perform due diligence procedures with respect to the property. The purchaser may elect to terminate the agreement at any time during this 90-day feasibility period. After this period, the purchaser would forfeit $100,000 of earnest money to the Company, should it elect not to proceed with the transaction.

Closing of the transaction is scheduled to take place within 10 days following the expiration of the feasibility period. Estimated net proceeds to the Company are expected to be in excess of $5 million and will be used to repay borrowings under the Company's term debt and line of credit agreements and to fund operations.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, the ability of the Company to raise funds to fund future operations through the sale of assets, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, changes in demand for the Company's products and services and the Company's customers' products and services and the ultimate acceptance by the market of new products. Actual results may materially differ from projections.